Exhibit 10.9

THE RUBICON PROJECT, INC.
2014 EQUITY INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK AGREEMENT

(Performance-Based Vesting)
This Performance Restricted Stock Agreement consisting of the Notice of Grant immediately below (the “Notice of Grant”) and the accompanying Performance Restricted Stock Agreement (the “Restricted Stock Agreement” and together with the Notice of Grant, the “Agreement”) is made between The Rubicon Project, Inc. (the “Company”) and the undersigned individual (the “Participant”) as of the Issuance Date set forth in the Notice of Grant below. Unless otherwise defined herein, the terms defined in the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”) shall have the same defined meanings in this Agreement.
NOTICE OF GRANT
The Company hereby grants to Participant an award of shares of Common Stock (“Common Stock”) subject to vesting as set forth below (“Restricted Stock”), subject to the terms and conditions of the Plan and this Agreement, as follows:
Participant Name:                    Frank Addante
Issuance Date:                        October 20, 2014
Target Number of Shares of Restricted Stock:        100,000
Vesting Schedule:
The Restricted Stock will vest based upon the achievement of superior performance of the Company’s Common Stock compared to the NASDAQ Internet Total Return index (“NETX”) over the period (the “Performance Period”) from the Issuance Date to the occurrence of the first of the following events: (a) all of the shares of Restricted Stock becoming vested and Earned; (b) a CIC Measurement Date (as defined below) occurs in connection with a Change in Control, and any shares of Restricted Stock that vest and/or become Earned on that CIC Measurement Date have become vested and/or Earned immediately prior to but contingent upon effectiveness of the Change in Control as described in Section 13 of the Restricted Stock Agreement; (c) termination of Participant’s employment; or (d) the Final Regular Measurement Date described below. Except as provided in Section 7 or Section 13 of the Restricted Stock Agreement, any shares of Restricted Stock that are not vested and Earned on or before the last day of the Performance Period will then be forfeited and automatically reacquired by the Company at no cost to the Company.
(i) On each February 15th, May 15th, August 15th and November 15th occurring during the Performance Period (each, a “Regular Measurement Date”), performance will be determined by comparing the NETX TSR to Company TSR as of such Regular Measurement Date; provided, however, that the last Regular Measurement Date shall occur on May 15, 2021 (the “Final Regular Measurement Date”), if the Performance Period has not otherwise terminated before that date.
(ii) In the event of a Change in Control (the date immediately preceding the effective date of such Change in Control being referred to herein as a “CIC Measurement Date”), performance will be determined by comparing the NETX TSR to the Company TSR as of such CIC Measurement

Date. Regular Measurement Dates and a CIC Measurement Date are each referred to herein as a “Measurement Date.”
(iii) The NETX TSR at any Measurement Date shall be the percentage change from (a) the NETX closing price on the date of the first sale of Common Stock by the Company or its successor to the general public pursuant to its registration statement filed with and declared effective on April 1, 2014 by the Securities and Exchange Commission under the Securities Act (the “IPO”) to (b) the unweighted trailing twenty-day average (i.e. arithmetic mean) closing price of the NETX for each of the twenty (20) trading days immediately preceding such Measurement Date.
(iv) The Company TSR at any Regular Measurement Date (the Company’s “Regular TSR”) shall be the percentage change from (a) the price per share at which the Company sells its Common Stock to the underwriters in the IPO to (b) the unweighted trailing twenty-day average (i.e. arithmetic mean) closing price of the Company’s Common Stock for each of the twenty (20) trading days immediately preceding such Regular Measurement Date plus the Dividend Amount. The Company’s TSR at the CIC Measurement Date, if any (the Company’s “CIC TSR”), shall be the percentage change from (a) the price per share at which the Company sells its Common Stock to the underwriters in the IPO to (b) the value per share as established by the terms of the Change in Control transaction, or if no value is established by the terms of the Change in Control transaction then the closing trading price of the Company’s Common Stock on the single day occurring on or immediately prior to the Change in Control transaction, plus in either case the Dividend Amount. For these purposes, the “Dividend Amount” at any Measurement Date means the sum of the quotients obtained, with respect to each date on which a dividend or distribution is declared or made by the Company on its Common Stock from the beginning of the Performance Period to and including that Measurement Date, by dividing the total value of dividends or distributions on each such date by the number of outstanding shares of Common Stock entitled to participate in such dividends and distributions on each such date. Appropriate adjustments will be made in the price of the Common Stock and the number of outstanding shares of Common Stock on a Measurement Date with respect to changes in the Company’s Common Stock occurring during the Performance Period in the same manner as implemented in accordance with Article I, Section E.3 of the Plan.
(v) When Company TSR and the NETX TSR are compared on each Measurement Date, two measurements shall be taken. One measurement, referred to as the “TSR Improvement Increment,” is the percentage point amount, if any, by which Company TSR is greater than the NETX TSR as of that Measurement Date, less the total of all prior TSR Improvement Increments. The other measurement, referred to as the “Favorable TSR Differential,” is the sum of all TSR Improvement Increments. For each whole percentage point of TSR Improvement Increment on a Measurement Date, the performance goal will be satisfied with respect to three percent (3%) of the target number of shares of Restricted Stock and such shares shall be treated as “vested”, which means that such shares shall be released from Escrow upon the completion of any further service requirement set forth in (vii) below and subject to the Regular Measurement Date Cap, as described in (vi) below, and shares of Restricted Stock satisfying both such requirements shall be classified as “Earned”.
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1    For purposes of administration of this provision and avoidance of doubt, the closing price of the NETX Index on the date of the IPO was $399.03.
2    For purposes of administration of this provision and avoidance of doubt, the price per share at which the Company sold its Common Stock to the underwriters in the IPO was $13.95 per share.

For a partial percentage point of TSR Improvement Increment on a Measurement Date, the performance goal will be satisfied with respect to that portion of the target number of shares of Restricted Stock calculated by multiplying 3% by that partial percentage point of TSR Improvement Increment. For example, in case of a .467 percentage point TSR Improvement Increment, 1.401% of the Restricted Stock would become vested. Once Restricted Stock becomes vested as a result of a TSR Improvement Increment, no further Restricted Stock can become vested unless and until the Favorable TSR Differential increases. Thus, for example, if Company TSR were 5% and NETX TSR were 3% as of the first Regular Measurement Date, the TSR Improvement Increment would be 2 percentage points and therefore 6% of the Restricted Stock would be vested as of that Measurement Date, and no further Restricted Stock would be vested except to the extent that the Favorable TSR Differential increased above 2 percentage points as a result of an additional TSR Improvement Increment on a subsequent Measurement Date. A TSR Improvement Increment can be achieved even if Company TSR declines as long as that decline is less than the decline in the NETX TSR. However, all TSR Improvement Increments will be counted as positive numbers, so that, for example, if as of the first Measurement Date the Company TSR were -2% and the NETX TSR were -3%, then the TSR Improvement Increment would be 1 percentage point and thus 3% of the Restricted Stock would be vested as of the first Measurement Date. If as of the second Measurement Date the Company’s TSR were 4% and the NETX TSR were 3%, then no additional shares of Restricted Stock would be vested because there would be no TSR Improvement Increment and thus no increase in the Favorable TSR Differential. If as of the third Measurement Date the Company TSR were -1% and the NETX TSR were -4%, then the TSR Improvement Increment would be 2 percentage points, an additional 6% of the Restricted Stock would be vested as of the third Measurement Date because the Favorable Differential TSR Increment would have increased by 2 percentage points, and the Favorable TSR Differential would be 3 percentage points. A TSR Improvement Increment may never be less than zero.
(vi) No more than one-third of the Restricted Stock can become vested on any single Regular Measurement Date (the “Regular Measurement Date Cap”). If the Regular Measurement Date Cap applies on a Regular Measurement Date, the Favorable TSR Differential will be limited to an increase on that Regular Measurement date of 11.1111 percentage points of TSR Improvement Increment. The TSR Improvement Increment on a Regular Measurement Date may never exceed 11.1111 percentage points. The Regular Measurement Date Cap shall not apply to either the Final Regular Measurement Date or a CIC Measurement Date. See Appendix A to this Notice of Grant for various examples applying these principles.
(vii) The shares of Restricted Stock that are vested as of any Regular Measurement Date that is a February 15th or August 15th will become Earned and released from Escrow (as defined below) on the next May 15 or November 15 (i.e. three months later), subject to the Participant’s Continuous Service with the Company through such date. The shares of Restricted Stock that are vested as of any Regular Measurement Date that is a May 15th or November 15th will become Earned and released from Escrow (as defined below) on that date without any requirement for continued service after that date. Subject to Section 13 of the Restricted Stock Agreement, the shares of Restricted Stock that are vested as of the Final Regular Measurement Date or a CIC Measurement Date will become Earned and released from Escrow (as defined below) on the Final Regular Measurement Date or the CIC Measurement Date, as the case may be, if the Participant is in service on that date, without any requirement for continued Service after that date (contingent, in the case of a CIC Measurement Date, on the effectiveness of the related Change in Control), but subject to Section 4 of the Severance Agreement, if applicable.

(viii) Shares vested as a result of a TSR Improvement Increment on a Measurement Date are not subject to surrender or clawback based upon subsequent decline in the relative performance of the Company TSR compared to the NETX TSR. However, for avoidance of doubt, the Participant shall not be entitled to receive any vested shares of Restricted Stock until they become Earned.
(ix) No shares of Restricted Stock will vest and become Earned unless and until the performance and Continuous Service conditions set forth in this Notice of Grant are satisfied, except that, notwithstanding the foregoing provisions of this Notice of Grant, in case of an Involuntary Termination (as defined in the Severance Agreement) or termination due to death or disability Sections 2(b)(iv), 2(c)(iii) and 2(d) of the Executive Severance and Vesting Acceleration Agreement between the Company and Participant effective as of September 30, 2013 (the “Severance Agreement”) shall, subject to the conditions and requirements set forth therein, apply in the manner described in Sections 7 and 13 of the Restricted Stock Agreement, as applicable, to the shares of Restricted Stock outstanding and subject to this Agreement, if any, at the time of the termination of the Participant’s employment. In case of a Change in Control, Section 13 of the Restricted Stock Agreement shall apply. Subject only to Sections 7 and 13 of the Restricted Stock Agreement, if Participant ceases to remain in Continuous Service for any or no reason before Participant vests in and becomes Earned in the Restricted Stock, all unvested Restricted Stock or Restricted Stock that is not Earned will be forfeited and automatically reacquired by the Company at no cost to the Company.

(x) Under all circumstances, the vesting of Restricted Stock shall be subject to the satisfaction of Participant’s obligations as set forth in Section 14(b) of the Restricted Stock Agreement.
Participant acknowledges receipt of a copy of the Plan and represents that Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands this Agreement and the Plan. Participant further acknowledges that this Agreement and the Plan (including any exhibits to each document) and the Severance Agreement set forth the entire understanding between Participant and the Company regarding the Shares subject to this Agreement and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between Participant and the Company relating to Participant’s continuous Service and any termination thereof, compensation, or rights, claims or interests in or to the Shares.
PARTICIPANT:                THE RUBICON PROJECT, INC.:

/s/ Frank Addante                By:     /s/ Brian W. Copple
Frank Addante                    Brian W. Copple
Secretary

Appendix A
EXAMPLES
Common Facts for All Examples: For purposes of these examples, Company TSR is 15 percentage points greater than the NETX TSR as of the first Regular Measurement Date. Since the Regular Measurement Date Cap applies, the TSR Improvement Increment is limited to 11.1111 percentage points. One-third of the Restricted Stock (11.1111 points multiplied by 3%) becomes vested on the first Regular Measurement Date. The Favorable TSR Differential is 11.1111 percentage points on the first Regular Measurement Date. The following examples indicate how the calculations would work under various scenarios on the subsequent Regular Measurement Date following the first Regular Measurement Date:

1. If the Company TSR remained 15 percentage points greater than the NETX TSR on the second Regular Measurement Date, the TSR Improvement Increment would be 3.8889 percentage points (15 less the prior TSR Improvement Increment of 11.1111). An additional 11.6667% of the Restricted Stock would be vested on the second Regular Measurement Date (3.8889 points multiplied by 3%). The Favorable TSR Differential would be 15 percentage points (i.e., the sum of 11.1111 percentage points on the first Regular Measurement Date and 3.8889 percentage points on the second Regular Measurement Date).

2. If the Company TSR were 12 percentage points greater than the NETX TSR on the second Regular Measurement Date, the TSR Improvement Increment would be .8889 percentage points (12 less the prior TSR Improvement Increment of 11.1111). An additional 2.6667% of the Restricted Stock would be vested on the second Regular Measurement Date (0.8889 points multiplied by 3%). The Favorable TSR Differential would be 12 percentage points (i.e., the sum of 11.1111 percentage points on the first Regular Measurement Date and .8889 percentage points on the second Regular Measurement Date).

3. If the Company TSR were 50 percentage points greater than the NETX TSR on the second Regular Measurement Date, the TSR Improvement Increment would be 11.1111 percentage points (50 less the prior TSR Improvement Increment of 11.1111 (38.8889), but capped at 11.1111 due to the application of the Regular Measurement Date Cap) . An additional one-third of the Restricted Stock would be vested on the second Regular Measurement Date as a result of the application of the Regular Measurement Date Cap (11.1111 points multiplied by 3%). The Favorable TSR Differential would be 22.2222 percentage points (i.e., the sum of 11.1111 percentage points on the first Regular Measurement Date and 11.1111 percentage points on the second Regular Measurement Date).

4. If the Company TSR were 20 percentage points greater than the NETX TSR on the second Regular Measurement Date, the TSR Improvement Increment would be 8.8889 (20 less the prior TSR Improvement Increment of 11.1111). An additional 26.6667% of the Restricted Stock would be vested on the second Regular Measurement Date (8.8889 multiplied by 3%). The Favorable TSR Differential would be 20 percentage points (i.e., the sum of 11.1111 percentage points on the first Regular Measurement Date and 8.8889 percentage points on the second Regular Measurement Date).

5. If the Company TSR were 2 percentage points lower than the NETX TSR on the second Regular Measurement Date, the TSR Improvement Increment would be 0 (-2 less the prior TSR Improvement Increment of 11.1111 (-13.1111), but given that the TSR Improvement Increment cannot be a negative number, the TSR Improvement Increment would be 0). No Restricted Stock would vest on the second Regular Measurement Date. The Favorable TSR Differential would remain at 11.1111(i.e., the sum of

11.1111 percentage points on the first Regular Measurement Date and 0 percentage points on the second Regular Measurement Date).

PERFORMANCE RESTRICTED STOCK AGREEMENT
1.    Grant of Restricted Stock. The Company hereby grants to the Participant named in the Notice of Grant an award of Restricted Stock, subject to all of the terms and conditions in this Performance Restricted Stock Agreement, the Plan, and the Severance Agreement, all of which is incorporated herein by reference. The Notice of Grant above is referred to in this Agreement as the “Notice of Grant.” This Performance Restricted Stock Agreement and the Notice of Grant are referred to collectively as the “Agreement” relating to the Restricted Stock described in the Notice of Grant. Restricted Stock issued pursuant to the Notice of Grant and this Performance Restricted Stock Agreement are referred to in this Agreement as “Restricted Stock.”
2.    Company’s Issuance of Common Stock. As of the Issuance Date set forth in the Notice of Grant, the Company issues to Participant the number of shares of Common Stock as set forth in the Notice of Grant subject to the vesting requirements set forth in the Notice of Grant (each, a “Share” and collectively, the “Shares”). All Shares shall be held in escrow by an authorized officer of the Company in accordance with the terms of the Joint Escrow Instructions attached hereto as Exhibit A. Participant will have no right to the release of any Shares from the escrow created by the Joint Escrow Instructions (the “Escrow”) unless and until the Shares have vested and become Earned in the manner set forth in Section 4.
3.    Participant Representations.
(a) Participant acknowledges that (i) Participant was and is free to use professional advisors of Participant’s choice in connection with this Agreement and any grant of Restricted Stock, that Participant understands this Agreement and the meaning and consequences of receiving a grant of Restricted Stock and unrestricted Shares released from the Escrow upon vesting of such Restricted Stock, and is entering into this Agreement freely and without coercion or duress; and (ii) Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its affiliates regarding any tax or other effects or implications of receiving a grant of Restricted Stock or the holding of Shares or other matters contemplated by this Agreement.

(b) Participant is aware of the Company’s business affairs and financial condition and understands that an investment in the Shares involves a high degree of risk. Participant is aware of the lack of liquidity of the Shares and the restrictions on transferability on the Restricted Stock and the Shares, whether vested or unvested, including that Participant may not be able to sell or dispose of them or use them as collateral for loans.
(c) Participant shall (i) deliver to the Company Participant’s Investment Representation Statement in the form attached hereto as Exhibit B; and/or (ii) make appropriate representations in a form satisfactory to the Company that such Shares will not be sold other than (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, this Agreement, and any other written agreement between Participant and the Company or any of its affiliates.

4.    Vesting Schedule. Subject to Section 7, the Shares will vest and become Earned in accordance with the vesting schedule and other provisions set forth or referred to in the Notice of Grant, whereupon the Escrow and restrictions on transfer applicable to such vested and Earned Shares under this Agreement will lapse. Any restrictions that lapse with respect to Shares that have vested and become Earned will lapse with respect to whole Shares. However, for avoidance of doubt, the Participant shall not be entitled to receive any vested shares of Restricted Stock unless and until they become Earned.
5.    Lock-Up. In connection with any underwritten public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, upon the request of the Company or the underwriters managing such offering, during the Lock-up Period (as defined below) Participant shall not, without the prior written consent of the Company or its underwriters, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares or other securities into which the Shares may be converted or that are issued in respect of the Shares (other than those included in the registration). For this purpose, the “Lock-up Period” means such period of time after the effective date of the registration as is requested by the Company or the underwriters; provided that such period shall not exceed 180 days (or such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules). The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 5, and Participant shall execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required or reasonably requested by the Company or the underwriters in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 5 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees, and will cause any transferee to agree, that any transferee of the award of Restricted Stock or Shares acquired pursuant to the award of Restricted Stock shall be bound by this Section 5.
6.    Section 409A.
It is the intent of this Agreement that the issuance of Restricted Shares be exempt from the requirements of Section 409A pursuant to the regulations promulgated so that none of the Shares granted under the award of Restricted Stock will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7.    Forfeiture Upon Termination of Service.
(a) Upon an Involuntary Termination not in connection with or following a Sale Transaction, or termination due to death or Disability, and consistent with and in satisfaction of Sections 2(b)(iv) and 2(d) of the Severance Agreement, (i) any shares of Restricted Stock that have vested but have not yet been Earned because of a post-vesting service requirement as described in (vii) of the Notice of Grant will be Earned as of the date of such Involuntary Termination; and (ii) this award of Restricted Stock will remain outstanding for an additional six months (one year in the case of death or Disability) to determine whether or not any performance conditions set forth in the Notice of Grant will have been achieved. If and to the extent that any shares of Restricted Stock become vested on a Measurement Date occurring during such period because the performance conditions set forth in the Notice of Grant are satisfied as of that Measurement Date, the number of Shares of Restricted Stock vested on the applicable Measurement Date during such period will be Earned on that Measurement Date as if such termination of service had not occurred and without any requirement for additional services. Any Shares of Restricted Stock remaining unvested after the end of such period shall be forfeited and automatically reacquired by the Company at no cost to the Company and Participant will have no further rights with respect to such forfeited Shares.
(b) Involuntary Termination in connection with or following a Sale Transaction will be handled in accordance with Section 13 below.
(c) If Participant ceases to remain in service for any reason other than as described in 7(a) or 7(b), the then-unvested Shares of Restricted Stock or Shares of Restricted Stock that are not Earned will thereupon be forfeited and automatically reacquired by the Company at no cost to the Company and Participant will have no further rights with respect to such forfeited Shares.
“Involuntary Termination” and “Sale Transaction” for purposes of this Section 7 and Section 13 below shall have the meaning set forth in the Severance Agreement.
8.    Death of Participant. Any distribution or delivery of Shares to be made to Participant under this Agreement (including the Joint Escrow Instructions) will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer, and (c) the agreement contemplated by Section 16(c).
9.    Tax Consequences, Withholding, and Liability.
(a) Participant understands that Participant may suffer adverse tax consequences as a result of the grant or vesting of the Restricted Stock and issuance and/or disposition of the Shares. Neither the Company nor any of its employees, counsel or agents has provided to Participant, and Participant has not relied upon from the Company nor any of its employees, counsel or agents, any written or oral advice or representation regarding the U.S. federal, state, local and foreign tax consequences of the receipt, ownership and vesting of the Restricted Stock, the issuance of Shares pursuant to the grant of Restricted Stock, the other transactions contemplated by this Agreement, or the value of the Company or the Restricted Stock at any time. With respect to such matters, Participant relies solely on Participant’s own advisors.
(b) Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the receipt, ownership and vesting of the Restricted Stock, the issuance of Shares pursuant to the award of Restricted Stock, or the other transactions contemplated by this Agreement. Pursuant to such procedures as the Board or its Committee (the “Plan Administrator”) may specify from time to time, the Company shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the receipt, ownership and/or vesting of the Restricted Stock, the issuance of Shares pursuant to the award of Restricted Stock, or the other transactions contemplated by this Agreement in the minimum amount required to satisfy such obligations in accordance with applicable law or regulation (the “Tax Obligations”). If amounts paid by the Company in respect of Tax Obligations are less than Participant’s tax obligations, Participant is solely responsible for any additional taxes due. If amounts paid by the Company in respect of Tax Obligations exceed Participant’s tax obligations, Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Affiliates will have no obligation to issue additional shares or pay cash to Participant in respect thereof. Participant is responsible for determining Participant’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Participant’s tax obligations and avoid interest and penalties.
(c) Payment by the Company of the Tax Obligations will result in a commensurate obligation of Participant to pay, or cause to be paid, to the Company or its Affiliate the amount of Tax Obligations so paid, and the Escrow Agent shall not be required to release any of the affected Shares from the Escrow and the Company shall not be obligated to deliver any pecuniary interest in the affected Shares to the Participant unless and until Participant has satisfied this obligation. Subject to the preceding sentence, the Plan Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy the Tax Obligations, in whole or in part (without limitation) by any of the following means or any combination of two or more of the following means: (i) paying cash, (ii)  having the Escrow Agent deliver to the Company Shares otherwise deliverable to Participant having a Fair Market Value equal to the amount of such Tax Obligations, (iii) having the Company withhold the amount of such Tax Obligations from Participant’s paycheck(s), (iv) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (v) selling such number of such Shares otherwise deliverable to Participant having an aggregate Fair Market Value equal to the amount of the Tax Obligations through such means as the Company may determine in its sole discretion (whether through a broker or otherwise). To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to cause Participant to satisfy any or all Tax Obligations by having the Escrow Agent deliver to the Company Shares otherwise deliverable to Participant having an aggregate Fair Market Value equal to the amount of such Tax Obligations. If, at the time Shares are to be issued, to the extent that those Shares cannot be sold within three months pursuant to Rule 144 and are not otherwise freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), Participant may in Participant’s sole discretion satisfy the Tax Obligations by electing to have the Escrow Agent deliver to the Company such number of Shares otherwise deliverable to Participant, and/or by surrendering such number of Shares already delivered to Participant, or other shares of the Company’s common stock, having an aggregate Fair Market Value equal to the amount of such Tax Obligations. In order to satisfy the Tax Obligations, the Company will not withhold the amount of such Tax Obligations from Participant’s paycheck(s) and/or any other amounts payable to Participant unless the amount generated by any other method used to satisfy such Tax Obligations is not sufficient to satisfy such Tax Obligations in their entirety.
(d) Under Section 83(a) of the Code, Participant will generally be taxed on the shares of Restricted Stock subject to this award on the date(s) such shares of Restricted Stock vest and the forfeiture restrictions lapse, based on their Fair Market Value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. Under Section 83(b) of the Code, Participant may elect to be taxed on the shares of Restricted Stock on the Issuance Date, based upon their Fair Market Value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable.

If Participant elects to accelerate the date on which Participant is taxed on the shares of Restricted Stock under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Issuance Date and applicable withholding taxes must be paid to the Company at that time. The foregoing is only a summary of the federal income tax laws that apply to the shares of Restricted Stock under this Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the shares of Restricted Stock are complicated and depend, in part, on Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH PARTICIPANT IS SUBJECT. By receiving this grant of Restricted Stock, Participant acknowledges and agrees that Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. If Participant determines to make an 83(b) Election, it is Participant’s responsibility to file such an election with the Internal Revenue Service within the 30-day period after the Issuance Date, to deliver to the Company a signed copy of the 83(b) Election, to file an additional copy of such election form with Participant ’s federal income tax return for the calendar year in which the Issuance Date occurs, and to pay applicable withholding taxes to the Company at the time that the 83(b) Election is filed with the Internal Revenue Service.
10.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date Shares are issued, except as provided in Section 12. After such issuance and recordation, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares. Any dividends or distributions payable with respect to unvested Restricted Stock will be subject to the same restrictions as the shares of Common Stock underlying the Restricted Stock with respect to which they are paid and shall be held in escrow by an authorized officer of the Company in accordance with the terms of the Joint Escrow Instructions attached hereto as Exhibit A.
11.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY SATISFYING THE CONDITIONS SET FORTH THEREIN AND CONTINUING, PURSUANT TO THE TERMS OF THIS AGREEMENT, TO PROVIDE SERVICE AT THE WILL OF THE COMPANY (OR THE AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICES FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.

12.    Capital Structure Adjustments. Except as otherwise provided herein, appropriate and proportionate adjustments shall be made in the number and class of Shares (or any other securities or other property as to which the Shares may be exchanged for, converted into, or otherwise transferred) subject to the award of Restricted Stock in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the capital structure of the Company that directly affects the class of shares to which such Shares belong.

13.    Change in Control. In case of a Change in Control, the final Measurement Date will be the CIC Measurement Date, which is the date immediately preceding the effective date of the Change in Control. For purposes of calculating any vesting that occurs on the CIC Measurement Date, the price per share of the Company’s Common Stock used to compute Company TSR shall be the value per share as established by the terms of the Change in Control transaction (or if no such value is established by the transaction, then the closing trading price on the single day occurring on or immediately prior to the Change in Control shall be used). The vested portion of the grant of Restricted Stock, including the portion, if any, that becomes vested on the CIC Measurement Date, will become Earned and released from Escrow in its entirety immediately prior to but contingent upon effectiveness of the Change in Control. Any portion of the Restricted Stock that has not vested and been Earned prior to or as of the CIC Measurement Date (the “Suspense Shares”) will remain outstanding after the effectiveness of the Change in Control without further vesting until the “Final Resolution Date,” which will be the earliest of (i) termination of Participant’s employment for any reason, or (iii) May 15, 2021. If the Final Resolution Date occurs as a result of Involuntary Termination, then the Suspense Shares will thereupon immediately vest and become Earned and released from Escrow in their entirety. If the Final Resolution Date occurs for any reason other than Involuntary Termination, the Suspense Shares will thereupon immediately be forfeited and automatically reacquired by the Company at no cost to the Company.
14.    Additional Conditions to Issuance of Stock.

(a)    Legal and Regulatory Compliance. The issuance of Shares shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. If the Company determines that the issuance of any Shares will violate federal securities laws or other applicable laws or regulations or the requirements of any exchange or market system upon which the Shares are listed, the Company may defer issuance until the earliest date at which the Company reasonably anticipates that the issuance of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority, but the inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of Shares, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

    (b)    Obligations to the Company. As a condition to vesting of any shares of Restricted Stock, Participant must enter into the Company’s Intellectual Property Assignment and Confidential

Information Agreement, or a similar or successor agreement for the protection of the Company’s intellectual property and confidential information, in form specified by the Company (the “Proprietary Interests Agreement”), if the Participant has not already done so, and Participant’s receipt of any Shares released from the Escrow will constitute Participant’s agreement to the Proprietary Interests Agreement. If Participant breaches in any material respect the Proprietary Interests Agreement or any other contract between Participant and the Company, or Participant’s common law duty of confidentiality or trade secret protection, the Company may suspend any vesting of any Restricted Stock pending Participant’s cure of such breach.
15.    Handling of Shares; Restrictive Legends and Stop-Transfer Orders.
(a)    Certificates or Book Entries. The Company may in its discretion issue physical certificates representing Shares, or cause the Shares to be recorded in book entry or other electronic form and reflected in records maintained by or for the Company. The Secretary of the Company, or such other escrow holder as the Secretary may appoint, shall retain physical custody of any certificate representing Shares that have not vested and become Earned.

(b)    Legends. Each certificate or data base entry representing any Shares may be endorsed with legends substantially as set forth below, as well as such other legends as the Company may deem appropriate to comply with applicable laws and regulations:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND RESTRICTIONS ON TRANSFER SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH REQUIREMENTS AND RESTRICTIONS IN FAVOR OF THE ISSUER OR ITS ASSIGNEE(S) ARE BINDING ON THE TRANSFEREES OF THESE SHARES.

(c)    Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(d)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or any other agreement to which the Shares are subject or any laws governing the Shares or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

16.    Restrictions on Transfer.
(a) Restricted Stock. Except as otherwise expressly provided in this Agreement, the Restricted Stock that has not vested and become Earned, and the rights and privileges conferred by this Agreement, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock that has not vested and become Earned, or any right or privilege conferred by this Agreement, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
(b) Restrictions Binding on Transferees. In addition to any other restrictions set forth herein, any transfer of Shares that have not vested and become Earned or any interest therein shall be conditioned upon the transferee agreeing in writing, on a form prescribed by the Company, to be bound by all provisions of this Agreement. Any sale or transfer of the Company’s Shares shall be void unless the provisions of this Agreement are satisfied.

17.    Additional Agreements.
(a) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock or Shares by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Agreement, the Restricted Stock and the Shares through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(b) Personal Information. To facilitate the administration of the Plan and this Agreement, it may be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Company Common Stock or directorships held in the Company, details of all awards issued under the Plan or any other entitlement to shares of Company Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”) and to transfer this Data to certain third parties such as transfer agents, stock plan administrators, and brokers with whom Participant or the Company may elect to deposit any Shares. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be transferred to the Company’s transfer agent, broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker, administrative agents, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Restricted Stock or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
(c) Proprietary Information. Participant agrees that all financial and other information relating to the Company furnished to Participant constitutes “Proprietary Information” that is the property of the Company. Participant shall hold in confidence and not disclose or, except within the scope of Participant’s Continuous Service, use any Proprietary Information. Participant shall not be obligated under this paragraph with respect to information Participant can document is or becomes readily publicly available without restriction through no fault of Participant. Upon termination of Participant’s employment, Participant shall promptly return to Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.
(d) Voting in Approved Sale Transactions. If a Change in Control is approved by the Company’s Board of Directors and the holders of a majority of the Company’s voting stock (making such proposed transaction an “Approved Sale”), Participant shall take the actions set forth in paragraphs (i) - (iv) below with respect to Shares granted to Participant hereunder and owned by Participant or over which Participant has control (“Approved Sale Voting Shares”).
(i) If the Approved Sale requires stockholder approval, Participant shall vote the Approved Sale Voting Shares (in person, by proxy or by action by written consent, as applicable) in favor of, and adopt, such Approved Sale, and will vote the Approved Sale Voting Shares in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company or its stockholders to consummate such Approved Sale.
(ii) If the Approved Sale requires the sale of Shares by Participant, Participant shall sell the Approved Sale Voting Shares, in the same proportion and on the terms and conditions approved by the Board of Directors and stockholders as set forth above.
(iii) Participant shall execute and deliver all reasonably required documentation and take such other action as is reasonably requested in order to carry out the Approved Sale, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement or similar or related agreement or document. Upon request by the Company, Participant shall deliver to the Company Participant’s proxy to vote the Approved Sale Voting Shares consistent with this Section 17(d), and any such proxy shall be irrevocable and coupled with an interest.
(iv) Participant shall refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Approved Sale.
18.    General.
(a) No Waiver; Remedies. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision , or prevent that party from thereafter enforcing such provision and each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
(b) Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
(c) Notices. Any notice under this Agreement shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office and to Participant at the address that he or she most recently provided to the Company. Participant agrees that it is Participant’s responsibility to notify the Company of any changes to his or her mailing address so that Participant may receive any shareholder information to be delivered by regular mail.

(d) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Plan Administrator nor any person acting on behalf of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
(e) Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that Participant is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company and shall not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant under this Agreement. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock.
(f) Governing Law; Severability. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Agreement becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Agreement and the remainder of this Agreement shall continue in full force and effect.
(g) Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement (including the exhibits referenced herein, including the Joint Escrow Instructions), along with the Severance Agreement (to the extent applicable) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. Participant has read and understands the terms and provisions of the Plan and this Agreement, and agrees with the terms and conditions of this grant of Restricted Stock in accordance with the Plan and this Agreement.
(h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

EXHIBIT A

EXPLANATORY COVER SHEET
JOINT ESCROW INSTRUCTIONS
These Joint Escrow Instructions are intended for use with The Rubicon Project, Inc. 2014 Equity Incentive Plan Performance Restricted Stock Agreement (the “Restricted Stock Agreement”).
These Joint Escrow Instructions are used for issuances of shares of the Corporation’s Common Stock subject to vesting (“Restricted Stock”) pursuant to the Restricted Stock Agreement. The Restricted Stock is subject to forfeiture to the Corporation unless and until the Restricted Stock shall have vested in the manner set forth in the Restricted Stock Agreement and the restrictions set forth in the Restricted Stock Agreement shall have lapsed. The Restricted Stock is also subject to various restrictions on transfer as set forth in the Restricted Stock Agreement until the time that the Common Stock is publicly traded and any lock-up period has expired or a Change in Control of the Corporation occurs. The Escrow Agent, generally the Secretary, Assistant Secretary or General Counsel of the Corporation, holds any stock certificate or other documentation representing the shares underlying the grant of Restricted Stock in escrow in a secure location. If the Corporation is holding the certificate or other documentation, please use the following procedures:
Get an originally signed copy of the Restricted Stock Agreement and the Joint Escrow Instructions.
Place these original documents, together with any original stock certificate or other original documentation representing the escrowed shares and a copy of the check used for payment (if applicable) in a secure (preferably locked) location. These documents should be delivered personally to the Escrow Agent. The documents should be in an envelope (one for each grantee) clearly labeled with the grantee’s name and the grant number on the outside.
Place a note in any other files or records referring to the Restricted Stock Agreement that the original stock certificate or other documentation has been transferred to the secure location on a specific date. Put a copy of the stock certificate or other documentation, the Restricted Stock Agreement and the Joint Escrow Instructions in a separate file used for day to day administration of the 2014 Equity Incentive Plan.
Calendar the expiration of the vesting on the administrative calendar so that the shares can be released from escrow in a timely manner. Confirm that the restrictions on transfer have lapsed before releasing any shares from escrow, even vested shares.

JOINT ESCROW INSTRUCTIONS
Jonathan Feldman, Assistant Secretary
THE RUBICON PROJECT, INC.
12181 BLUFF CREEK DRIVE, 4TH FLOOR
LOS ANGELES, CALIFORNIA 90094
Dear Sir:
As Escrow Agent for both The Rubicon Project, Inc., a Delaware corporation (“Corporation”), and the undersigned grantee of stock of the Corporation (“Grantee”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain The Rubicon Project, Inc. 2014 Equity Incentive Plan Performance Restricted Stock Agreement (“Agreement”), dated October 20, 2014, to which a copy of these Joint Escrow Instructions is attached as Exhibit A, in accordance with the following instructions:
These Joint Escrow Instructions are used for issuances of shares of the Corporation’s Common Stock subject to vesting (“Restricted Stock”) pursuant to the Agreement. The Restricted Stock is subject to forfeiture to the Corporation unless and until the Restricted Stock shall have vested and become Earned in the manner set forth in the Agreement and the restrictions set forth in the Agreement shall have lapsed. At such time, the shares underlying the Restricted Stock shall be released from escrow to the Grantee.
Any dividends or distributions payable with respect to unvested Restricted Stock will be subject to the same restrictions as the shares of Common Stock underlying the Restricted Stock with respect to which they are paid and will be deposited in the Escrow and held by the Escrow Agent, and will be released from the Escrow at the same time as the underlying shares of Restricted Stock.
In the event the Restricted Stock shall fail to vest and become Earned as set forth in the Agreement, the Corporation or its assignee will give to Grantee and you a written notice specifying the number of shares of stock to be forfeited to the Corporation, the purchase price (if any), and the time for a closing hereunder at the principal office of the Corporation. Grantee and the Corporation hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.
At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with any certificate or other documentation evidencing the shares of stock to be transferred, to the Corporation against the simultaneous delivery to you of the purchase price (if any) of the number of shares of stock being forfeited to the Corporation.
Grantee irrevocably authorizes the Corporation to deposit with you any certificates or other documentation evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Grantee does hereby irrevocably constitute and appoint you as Grantee’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates or other documentation necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.
This escrow shall terminate upon vesting of the Restricted Stock but only if the restrictions placed on the Restricted Stock and described in the Agreement relating to restrictions on transfer shall have lapsed. At such time, the shares underlying the Restricted Stock shall be released to the Grantee but only upon Grantee’s satisfaction of any and all Tax Obligations (as defined in the Agreement).
If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Grantee, you shall deliver all of same to Grantee and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Corporation that the property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Corporation.
Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Grantee while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an employee of the Corporation or if you shall resign by written notice to each party. In the event of any such termination, the Corporation may appoint any officer or assistant officer of the Corporation as successor Escrow Agent and Grantee hereby confirms the appointment of such successor or successors as Grantee’s attorney-in-fact and agent to the full extent of your appointment.
If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall cooperate in furnishing such instruments.
It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you are authorized and directed to retain in your possession without liability to any person all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, delivery by express courier or five days after deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto:
CORPORATION:    THE RUBICON PROJECT, INC.
12181 Bluff Creek Drive, Suite 400
Los Angeles, CA 90094
Attn: General Counsel
GRANTEE:    FRANK ADDANTE
c/o The Rubicon Project, Inc.
12181 Bluff Creek Drive, Suite 400
Los Angeles, CA 90094
ESCROW AGENT:    JONATHAN FELDMAN
Assistant Secretary, The Rubicon Project, Inc.
12181 Bluff Creek Drive, Suite 400
Los Angeles, CA 90094
By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.
You shall be entitled to employ such legal counsel and other experts (including without limitation the firm of Gibson, Dunn & Crutcher LLP) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Corporation shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.
This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Corporation may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.
This Agreement shall be governed by and interpreted and determined in accordance with the laws of the State of California, as such laws are applied by the California courts to contracts made and to be performed entirely in California by residents of that state.
Very truly yours,
THE RUBICON PROJECT, INC.
By:     /s/ Brian W. Copple
BRIAN W. COPPLE
SECRETARY
GRANTEE: FRANK ADDANTE
Signature: /s/ Frank Addante

ESCROW AGENT:

/s/ Jonathan Feldman
JONATHAN FELDMAN

EXHIBIT B
INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT     :    FRANK ADDANTE

COMPANY    :    THE RUBICON PROJECT, INC.

SECURITY    :    COMMON STOCK

AMOUNT    :    100,000 SHARES
DATE            :    OCTOBER 20, 2014

In connection with the receipt of the above-listed Securities, the undersigned Participant represents to the Company the following:
(a)Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
(b)    Participant understands that resale of the Securities by affiliates may be subject to satisfaction of certain requirements, including (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

PARTICIPANT
/s/ Frank Addante
Signature

Frank Addante
Print Name

January 7, 2015
Date